Exhibit 99.1

CONTACT:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:                               April 21, 2006

STAR BUFFET, INC.

ANNOUNCES STRATEGIC ALLIANCE

Scottsdale, AZ — April 21, 2006 — Star Buffet, Inc. (NASDAQ:STRZ) today announced that it has entered into a Strategic Alliance with Western Sizzlin Corporation (OTC Bulletin Board:WSZZ). In accordance with the terms of this agreement, Star Buffet, Inc. plans to convert certain of its existing restaurants to the Western Sizzlin brand; test a newly developed Western Sizzlin buffet prototype; and seek to acquire selected Western Sizzlin franchised restaurants. Additionally, as an important element of the Strategic Alliance, Star Buffet, Inc. and Western Sizzlin will explore a number of identified opportunities to reduce operating and administrative expenses.

Commenting on this strategic alliance, Robert E. Wheaton, Chairman and President of Star Buffet, stated, “Star Buffet is pleased to have the opportunity to be associated with the well-established Western Sizzlin brand. I am optimistic that many of the growth strategies initiated by Western Sizzlin’s Chairman, Sardar Biglari, and President & CEO, Jim Varney, will prove beneficial to stakeholders of both Star Buffet, Inc. and Western Sizzlin.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, demand and market acceptance risks, the effect of economic conditions, the impact of competition and pricing, the impact of wholesale commodity and energy costs,  the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 31, 2005, and other filings with the Securities and Exchange Commission. Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator. As of April 21, 2006, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, four K-BOB’S restaurants, two JJ North’s Country Buffet restaurants, two Holiday House restaurants and one Casa Bonita Mexican theme restaurant.

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